Exhibit 5.1

April 24, 2015

Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813

Dear Sir or Madam:

We have acted as counsel for Bank of Hawaii Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of 96,930 shares of Common Stock (the “Shares”) under the Bank of Hawaii Corporation 2015 Director Stock Compensation Plan (the “New Plan”).

In rendering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported decisions interpreting the foregoing) and the federal law of the United States of America.

For purposes of this opinion letter, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

Subject to the foregoing and in reliance thereon, we are of the opinion that, upon the issuance of the Shares in accordance with the terms of the New Plan, and subject to the Company complying with the terms of the New Plan, including, without limitation, receipt of legal consideration in exchange for the Shares issued and, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the purchasers or when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefore, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

The opinions contained in this letter are given as of the date hereof and has been prepared for use in connection with the Registration Statement. We render no opinion as to any matter brought to our attention subsequent to the date hereof. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments or supplements thereto. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Lane Powell PC
LANE POWELL PC

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